Exhibit 99.1

Ramaco Resources, Inc. Announces Second-Quarter 2023 Cash Dividend

LEXINGTON, Ky., April 12, 2023 /PRNewswire/ – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) announced that its Board of Directors approved and declared a quarterly cash dividend of $0.1250 per share of common stock, payable in the second quarter of 2023. The second quarter dividend is payable on June 15, 2023, to shareholders of record on June 1, 2023.

Ramaco Resources, Inc. (NASDAQ:METC) is an operator and developer of high-quality, low-cost metallurgical coal in central and southern West Virginia, southwestern Virginia, and southwestern Pennsylvania. For more information about us, please visit our website at www.ramacoresources.com.

POINT OF CONTACT:

INVESTOR RELATIONS: info@ramacocoal.com or 859-244-7455

SOURCE Ramaco Resources, Inc.